Exhibit 99.1

News Release

AstroNova Appoints Darius G. Nevin to Board of Directors

Seasoned Executive Brings Additional Financial Acumen

and Governance Experience to Expanded Board

West Warwick, R.I., March 28, 2025 – AstroNova, Inc. (Nasdaq: ALOT), a global leader in data visualization technologies, today announced that it has expanded its Board of Directors to six members with the appointment of Darius G. Nevin, effective immediately. A seasoned financial executive, Mr. Nevin, 67, will serve on the Audit Committee and Human Capital and Compensation Committee. He becomes the fifth independent member of the Board.

“Darius is an accomplished public company director and former senior executive whose financial acumen, governance background, and leadership experience make him an excellent addition to our Board,” said Richard S. Warzala, AstroNova’s Lead Independent Director. “His analytical insights, strategic vision and diverse business expertise are qualities that will help AstroNova drive value for its shareholders.”

Mr. Nevin served for nine years as Chief Financial Officer at then publicly traded Protection One, Inc., one of the largest security monitoring companies in the United States during his tenure. In this role, he was instrumental in orchestrating a comprehensive financial turnaround that significantly enhanced operational efficiency, culminating in the successful sale of the company.

Since 2016, he has served on the board of Alarm.com (Nasdaq: ALRM), a global leader in internet-of-things security and automation solutions. In 2022, Mr. Nevin joined the board of drug testing company Psychemedics Corporation, where he serves as Chairman. In addition, he served on the board of WCI Communities, Inc., a luxury homebuilder, from its initial public offering on the NYSE in 2013 until its sale in 2017.

Mr. Nevin received a bachelor’s degree from Harvard University and an M.B.A. from the University of Chicago Booth School of Business.

About AstroNova

AstroNova (Nasdaq: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats.

The Product Identification segment provides a wide array of digital, end-to-end product marking and identification solutions, including hardware, software, and supplies for OEMs, commercial printers, and brand owners. The Test and Measurement segment provides products designed for airborne printing solutions, avionics, and data acquisition. Our aerospace products include flight deck printing solutions, networking hardware, and specialized aerospace-grade supplies. Our data acquisition systems are used in research and development, flight testing, missile and rocket telemetry production monitoring, power, and maintenance applications.

AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting https://astronovainc.com/.

Contacts:

Scott Solomon

Senior Vice President

Sharon Merrill Associates, Inc.

(857) 383-2409

ALOT@investorrelations.com